     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 8, 1996
                                                           REGISTRATION NO. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              --------------------
                                    FORM S-8
                             REGISTRATION STATEMENT

                                      Under
                           The Securities Act of 1933

                                  SAFEWAY INC.
             (Exact name of registrant as specified in its charter)

          DELAWARE                                                  94-3019135
(State or other jurisdiction of   5918 Stoneridge Mall Road      (I.R.S. Employer
 incorporation or organization)   Pleasanton, CA 94588-3229   Identification Number)
                                       (510) 467-3000

                    (Address of principal executive offices)
                              --------------------
                                STOCK OPTION PLAN
                               FOR CONSULTANTS OF
                          SAFEWAY STORES, INCORPORATED
                            (Full title of the plan)

                              --------------------
                                 Michael C. Ross
                        Senior Vice President, Secretary
                               and General Counsel
                                  SAFEWAY INC.
                            5918 Stoneridge Mall Road
                            Pleasanton, CA 94588-3229
                                 (510) 467-3000
 (Name, address and telephone number, including area code, of agent for service)
                              --------------------
                         Calculation of Registration Fee

==============================================================================================================================
                                                                                       Proposed maximum
Title of each class of securities to be  Amount to be           Proposed maximum      aggregate offering         Amount of
           registered                     registered         offering price per share       price            registration fee
------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per
share............................         550,500 (1)              $1.00 (2)              $550,500(2)              $166.82
==============================================================================================================================

(1) Represents the maximum number of shares which may be distributed pursuant to the Registration Statement, absent operation of the anti-dilution provisions of the Plan. Such additional undeterminable number of shares as may be required by reason of such anti-dilution provisions are hereby also registered.

(2) Estimated for the purpose of calculating the registration fee pursuant to Rule 457(h) on the basis of the exercise price per share of outstanding options for 550,500 shares at $1.00 per share.



                                  Total Pages 9
                             Exhibit Index on Page 9

             This Registration Statement on Form S-8 of Safeway Inc., a Delaware corporation (the "Company"), covers 550,500 shares of common stock, par value $.01 per share, of the Registrant (the "Common Stock") reserved for issuance under the Registrant's Plan for Consultants of Safeway Stores, Incorporated (the "Plan"). Options for all of such 550,500 shares, were issued to consultants in 1987.

             The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the "Commission").


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.

         The following documents filed with the Commission by the Company are incorporated herein by reference:

         (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 30, 1995;

         (b)      The Company's Current Report on Form 8-K dated January 25,
1996;

         (c) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 23, 1996;

         (d) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 15, 1996; and

         (e) The description of the Common Stock which is contained in the Registrant's Registration Statement on Form 8-A filed under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), on February 20, 1990.

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES

         (Not Applicable)

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

         Certain legal matters in connection with the Common Stock offered hereby are being passed upon for the Company by Michael C. Ross, Esq., General Counsel of the Company. Mr. Ross is also a Senior Vice President and the Secretary of the Company. The Company has granted Mr. Ross options to purchase Common Stock of the Company, upon the exercise of which he would own less than 1% of the Common Stock.




ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         As permitted by Delaware General Corporation Law, the Company's Restated Certificate of Incorporation provides that a director of the Company will not be personally liable to the Company or the stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for breach of the duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (governing distributions to stockholders), or (iv) for any transaction for which a director derives an improper personal benefit. In addition, Section 145 of the Delaware General Corporation Law and Article III,
Section 13 of the Company's By-laws, under certain circumstances, provide for the indemnification of the Company's officers, directors, employees and agents against liabilities which they may incur in such capacities. A summary of the circumstances in which such indemnification is provided for is contained herein, but that description is qualified in its entirety by reference to Article III,
Section 13 of the Company's By-laws.

         In general, any officer, director, employee or agent will be indemnified against expenses including attorneys' fees, fines, settlements or judgments which were actually and reasonably incurred in connection with a legal proceeding, other than one brought by or on behalf of the Company, to which he was a party as result of such relationship, if he acted in good faith, and in the manner he believed to be in or not opposed to the Company's best interest and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. If the action is brought by or on behalf of the Company, the person to be indemnified must have acted in good faith and in a manner he reasonably believed to be in or not opposed to the Company's best interest, but no indemnification will be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery of Delaware, or the court in which such action was brought, determines upon application that, despite adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such Court of Chancery or such other court shall deem proper.

         Any indemnification under the previous paragraphs (unless ordered by a court) will be made by the Company only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper under the circumstances because he has met the applicable standard of conduct set forth above. Such determination will be made (i) by the Board of Directors by a majority vote of a quorum of disinterested directors who were not parties to such action, (ii) if such quorum is not obtainable or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders. To the extent that a director, officer, employee or agent of the Company is successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the previous paragraph, he will be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

         Expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that he is not entitled to be indemnified by the Company as authorized by the By-laws. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

         The indemnification and advancement of expenses provided by, or granted pursuant to, Section 13 of the By-laws is not deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. If a claim for indemnification or payment of expenses under Section 13 of the By-laws is not paid in full within ninety (90) days after a written claim therefor has been received by the Company the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action, the Company has the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

         The Board of Directors may authorize, by a vote of a majority or a quorum of the Board of Director, the Company to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of Section 13 of the By-laws. The Board of Directors may authorize the Company to enter into a contract with any person who is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise providing for indemnification rights equivalent to or, if the Board of Directors so determines, greater than those provided for in Section 13 of the By-laws.

         Safeway has also purchased insurance for its directors and officers for certain losses arising from claims or charges made against them in their capacities as directors and officers of Safeway

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

         (Not applicable)

ITEM 8.  EXHIBITS

     Exhibit No.          Description

          4.1 Form of Subscription Agreement between the Company and certain consultants, including a form of Non-Qualified Stock Option Agreement, form of secured promissory note and stock pledge agreement attached as exhibits thereto

          5               Opinion of Michael C. Ross, Esq.

          23.1            Consent of Michael C. Ross, Esq. (Incorporated in
                          Exhibit 5).

          23.2            Consent of Deloitte & Touche LLP.

          24 Power of Attorney (included on page II-5 of this Registration Statement).

ITEM 9.  UNDERTAKINGS

         (a)      The Company hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i)      To include any prospectus required by
                  Section 10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply to information contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of
the Securities and Exchange Act of 1934 that are incorporated by reference in this registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pleasanton, State of California, on the 8th day of October, 1996


                                                SAFEWAY INC.

                                     By:        /s/ F. J. Dale
                                                -----------------------------
                                                F. J. Dale
                                                Group Vice President - Finance


                               POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Michael C. Ross and Julian C. Day with full power of substitution and full power to act without the other, his true and lawful attorney-in-fact and agent to act for him in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully, to all intents and purposes, as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                           Title                                 Date
              ---------                           -----                                 ----


              /s/ Peter A. Magowan                Chairman of the Board of              October 8, 1996
-----------------------------------------------   Directors
              Peter A. Magowan



              /s/ Steven  A. Burd                 President, Chief Executive            October 8, 1996
-----------------------------------------------   Officer and Director
              Steven A. Burd                      (Principal Executive Officer)




              /s/ Julian C. Day                   Executive Vice President              October 8, 1996
-----------------------------------------------   and Chief Financial
              Julian C. Day                       Officer (Principal Financial
                                                  Officer)



              /s/ F. J. Dale                      Group Vice President - Finance        October 8, 1996
-----------------------------------------------   (Principal Accounting Officer)
              F. J. Dale



              /s/ Sam Ginn                        Director                              October 8, 1996
-----------------------------------------------
              Sam Ginn



                                                  Director                              October _, 1996
-----------------------------------------------
              James H. Greene, Jr.



              /s/ Paul Hazen                      Director                              October 8, 1996
-----------------------------------------------
              Paul Hazen



-----------------------------------------------   Director                              October _, 1996
              Henry R. Kravis



              /s/ Robert I. MacDonnell            Director                              October 8, 1996
-----------------------------------------------
              Robert I. MacDonnell



                                                  Director                              October _, 1996
-----------------------------------------------
              George R. Roberts



-----------------------------------------------   Director                              October _, 1996
              Michael T. Tokarz

                                  EXHIBIT INDEX


     Exhibit
     Number                                               Description
-------------------        -----------------------------------------------------

       4.1 Form of Subscription Agreement between the Company and certain consultants, including a form of Non-Qualified Stock Option Agreement, form of secured promissory note and stock pledge agreement attached as exhibits thereto

        5                    Opinion of Michael C. Ross, Esq.

      23.1                   Consent of Michael C. Ross, Esq. (Incorporated in
                             Exhibit 5).

      23.2                   Consent of Deloitte & Touche LLP.

       24 Power of Attorney (included on page II-5 of this Registration Statement).